MASTER BUSINESS AGREEMENT

THIS MASTER BUSINESS AGREEMENT (the "Agreement") is between **BDB ENTERTAINMENT GROUP, INC.**, a North Carolina corporation ("Company") with its principal place of business at 178 Lakeshore Drive, Mooresville, North Carolina 28117, and Major League Football, Inc, a Delaware corporation ("Customer"), with its principal place of business at 7319 Riviera Cove #7, Lakewood Ranch, Florida 34240.

This Agreement includes and incorporates by this reference the following general terms and conditions, as well as those Schedules referencing this Agreement which Company and Customer and its Affiliates may execute from time to time for the purchase or provision of Services. The terms of this Agreement shall apply to all Services provided by Company. The terms and conditions set forth in this Agreement shall control in the event that there are different or additional terms set forth in any other document submitted by Customer or acceptance from or invoice issued by Company. The terms and conditions of any future-executed Schedule shall incorporate the terms and conditions of this Agreement.

1. **DEFINITIONS**

A. **"Affiliate(s)"** shall mean (1) all business units and divisions of a party or its parents and (2) any entity controlled by, controlling, or under common control with such party. Such entity shall be deemed to be an "Affiliate" only so long as such control exists. Upon request, the parties agree to confirm the Affiliate status of a particular entity.

B. **"Commencement Date"** of each Schedule shall mean the date set forth on such Schedule.

C. **"Effective Date"** shall mean the effective date set forth at the end of this Agreement.

D. **"Schedule(s)"** shall mean a document by which Customer orders Services and which is executed by the parties. The initial Schedules are attached hereto as **Exhibit A - D**. Subsequent Schedules shall reference the Effective Date of this Agreement.

E. **"Services"** shall mean all services, materials, licenses, or products provided by Company under this Agreement according to a Schedule.

F. **"Company Materials"** shall mean any materials and documentation provided to Customer by Company in the course of performing Services.

2. **TERM AND TERMINATION**

A. **Term.** This Agreement shall commence on the Effective date and continue for a term of one (1) year, unless otherwise terminated in mutual writing by the parties. Each Schedule entered into under this Agreement shall commence on the applicable Commencement Date and shall remain in effect until specified in such Schedule. In the event that any Schedule shall extend beyond the term of this Agreement, the terms and conditions of this Agreement shall be co-terminus with respect to such Schedule only. The parties may agree to extend this Agreement upon the mutual, written consent of the parties.

B. **Termination for Cause.** It is agreed that either party may terminate this Agreement immediately upon written notice to the other party in the event that such other party (a) becomes insolvent or makes assignment for the benefit of creditors; (b) files or has filed against it any petition under any Title of the United States Code or under any applicable bankruptcy, insolvency, reorganization or similar debtor relief law which is not discharged within thirty (30) days of said filing, or (c) requests or suffers the appointment of a trustee or receiver, or the entry of an attachment or execution as to a substantial part of its business or assets. Either party may terminate this Agreement in the event the other party materially breaches any of its other obligations under any provision of this Agreement, which breach is not remedied within thirty (30) days after notice thereof by the other party.

C. **Termination by Customer for Convenience.** Customer may terminate any Schedule at any time upon thirty (30) days written notice to Company, unless an executed schedule has given other direction, such as a Termination Fee. If the initial funding of Three Million Dollars ($3,000,000.00) is not received by the Customer by March 1, 2019, this agreement will not commence and be deemed null and void at no penalty to either party.

D. **Effect of Termination.** Termination of this Agreement or any Schedule shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Customer of its obligation to pay all fees that have accrued or are otherwise owed by Customer under any Schedule. All provisions of this Agreement, which by their nature must survive termination in order to achieve the fundamental purposes of this Agreement, shall survive any termination of this Agreement.

3. **PAYMENT PROVISIONS**

A. **Invoices.** For the 2018/2019 season and fiscal year, all payments hereunder shall be payable within Five (5) days of Customer's receipt of Company's invoice unless otherwise set forth on the Schedule. Company will invoice Customer for Services after delivery thereof to Customer unless otherwise set forth on the Schedule. Customer must notify Company of any dispute as to the amount of any invoice within thirty (30) days from the date of the receipt or the invoice will be deemed undisputed and accepted by Customer. Any amount in dispute shall not be payable until resolution of such dispute.

B. **Other Fees.** All other applicable fees, if any, shall be payable five (5) days from the date of Company's invoice.

C. **Taxes.** The fees specified in this Agreement do not include taxes, duties or fees. If Company is required to pay (i) sales, use, property, value-added, withholding or other taxes, (ii) any customs or other duties, or (iii) any import, warehouse or other fees, associated with the importation or delivery based on Services provided in this Agreement or on Customer's use of Services, then such taxes, duties or fees shall be billed to and paid by Customer. If Customer is permitted to declare any such taxes, Customer shall declare and pay such taxes and Company shall not be required to invoice Customer. This Section shall not apply to taxes based on Company's net income or payroll taxes.

4. Insurance. While any Schedule is in effect, and to the extent applicable to any personnel supplied by Company, Company shall, if it engages any employee, maintain workers' compensation insurance as prescribed by the law of the state in which the work is performed, and employer's liability insurance with limits considered appropriate within Company's industry for the nature of the services to be performed. Company shall also maintain comprehensive general liability insurance and, if the use of automobiles is required, comprehensive general liability insurance and comprehensive automobile liability insurance with limits considered appropriate within Company's industry for the nature of the services to be performed. Upon request, company shall supply Customer with certificates of insurance evidencing such coverage.

5. Company Personnel. All personnel supplied or used by Company shall be deemed employees or subcontractors of Company and will not be considered employees, agents or subcontractors of Customer for any purpose whatsoever. Company assumes full responsibility for the actions of all such personnel while performing services under this Agreement and for the payment of their compensation (including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes), workers' compensation, disability benefits and the like to the extent applicable to the personnel involved. Notwithstanding and without in any way limiting any terms and conditions set forth in this Agreement, all subcontractors of Company shall be deemed to have made all of the representations and warranties of Company set forth herein and shall be subject to any obligations of Company hereunder, and, if requested by Customer, Company shall obtain from each subcontractor its written consent to and acknowledgment of the terms of this Agreement. Company shall be responsible for any

breach by any subcontractor of any representations, warranties or obligations set forth in this Agreement. No part of Services to be provided pursuant to any Schedule may be subcontracted without the written consent by Customer, which such consent shall be in Customer's sole discretion.

6. WARRANTY, INDEMNIFICATIONS AND LIABILITIES

A. Warranties. Company warrants to Customer that the necessary licenses and bonds have been secured by Company for performance of the Services covered by this Agreement. Company further warrants that the Services performed hereunder will be performed in a manner in accord with any statutes, regulations, ordinances or contracts applicable to the Services covered hereunder, and will be performed in a manner in accord with ordinary business custom and usage.

Company warrants that neither the performance of its duties under this Agreement, nor any deliverable or the use thereof, will infringe any patent, copyright, trade secret or other proprietary right of any third party. Company warrants that no deliverable shall contain any material owned by any third party, except as disclosed to Customer in writing prior to Company's incorporating such material into any deliverable, and that as to any such material, Company shall have all rights necessary to provide to Customer the full, unrestricted benefits to such material as incorporated into the deliverable, including without limitation the right to use, market, distribute and copy, and to provide such rights to others.

Company warrants that all computer work product delivered hereunder, and the media on which any copy is so delivered, shall not knowingly contain any code which will destroy or alter data or program code or interfere with the operation of the computer on which the software is used, or any other computer with which such computer exchanges data or storage media, except to the extent such actions are described in written documentation furnished with the deliverables so as to be under the knowing control of the ultimate user of the software.

Customer warrants that any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively, the "Work Product") developed in whole or in party by Company in connection with the Services will be exclusively the property of Company.

B. General Indemnity. Each party (an "Indemnitor") shall defend and indemnify the other party and its employees, officers, directors and agents (the "Indemnitee") against all damages for bodily injury, death, or damage to real or tangible personal property proximately caused by the Indemnitor in the course of performing this Agreement; provided that (i) the Indemnitor receives prompt written notice of the claim from the Indemnitee under this Section, (ii) the Indemnitor has the right to control the defense of such claim and any related settlement negotiations, and (iii) the Indemnitee provides to the Indemnitor, at the Indemnitor's request and expense, with the assistance, information and authority necessary to perform the Indemnitor's obligations under this Section.

C. Limitation of Liability. IN NO EVENT SHALL COMPANY, ITS SUPPLIERS, OR CUSTOMER BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Except as otherwise provided for herein and instances of bodily injury, **the aggregate and cumulative liability of Company, its suppliers and Customer for direct and proven damages hereunder shall in no event exceed the amount of fees paid by Customer under this Agreement.**

7. GENERAL TERMS

A. Use of Third Parties to Purchase Services. Customer may authorize third parties to purchase Services from Company on its behalf provided that (i) all such Services are provided under the terms of this Agreement; and (ii) Customer obtains written consent from Company, which such consent shall be in Company's sole discretion.

B. Customer Affiliate Usage. For the purposes of this Agreement, Customer Affiliates may utilize the services provided by Company hereunder. Company agrees that all such usage of the services by Customer Affiliates will be separate dealings between Company and such Customer Affiliate pursuant to the terms and conditions of this Agreement and that Customer does not guarantee the performance of its Affiliates. Company further agrees that all usage of the services by Customer Affiliates will contribute toward any minimum commitments, usage guarantees, etc. as may be set forth in this Agreement or its Schedules and attachments.

C. Non-Exclusivity/Volume Commitments. There are no commitments by Customer to Company of exclusivity in dealing, preferred vendor status, revenue generation, volume usage, purchase quantities or otherwise under this Agreement or any Schedule unless explicitly stated as such on a Schedule.

D. Assignment. Neither this Agreement nor any rights granted hereunder may be sold, leased, assigned, or otherwise transferred, in whole or in part, by either party, and any such attempted assignment shall be void and of no effect without the advance written consent of the other party, such consent not to be unreasonably withheld or delayed; *provided, however,* that such consent shall not be required if (i) either party assigns this Agreement to an Affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets, unless the Affiliate or surviving entity is a direct competitor of the other party, or (ii) Company assigns its right to receive and collect payments hereunder.

E. Nondisclosure. Each party may have access to information that is confidential to the other party ("Confidential Information"). Confidential Information shall include any information that is clearly identified in writing at the time of disclosure as confidential as well as any information that, based on the circumstances under which it was disclosed, a reasonable person would believe to be confidential. Confidential Information shall include, but not be limited to, formulas, methods, know how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names, and the terms and pricing under this Agreement, regardless of whether such information is identified as confidential. Confidential Information includes all information received from third parties that either party is obligated to treat as confidential and oral information that is identified by either party as confidential.

A party's Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party without use of or reference to the other party's Confidential Information. In addition, this Section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required to by law or valid order of a court or other governmental authority; *provided, however,* that the responding party shall first have given notice to the other party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

The parties agree, unless required by law, not to make each other's Confidential Information available in any form to a any third party (except to a party's directors, officers, employees, agents, or representatives, including, without limitation, its attorneys, accountants, consultants and financial advisors) or to use each other's Confidential Information for any purpose other than in the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in breach of this Agreement. The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of two (2) years thereafter. Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Section and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement.

This Section constitutes the entire understanding of the parties and supersedes all prior or contemporaneous agreements, representations or negotiations, whether oral or written, with respect to Confidential Information.

F. **Relations with Clients and Non-competition.** Company acknowledges that by performing services for Customer and its Sponsors under this Agreement, Company shall become privy to Customer and its Sponsors' methods of doing business, the identity of many of their customers and potential customers, and other confidential information of Customer and its Sponsors. Therefore, during the period that Company performs services hereunder, absent Customer's prior written approval, Company shall not provide services, either as a consultant, employee or otherwise for or on behalf of any business organization engaged in direct or indirect competition with Customer's Primary Sponsors.

G. **Solicitation of Employees.** Unless otherwise agreed in writing between the parties, during the term of this Agreement and two (2) years beyond, neither party will offer employment to any employee of the other party or contract with, either individually or through a third party, any current or former employee of the other party who was involved with the Services provided under this Agreement.

H. **Governing Law/Jurisdiction.** This Agreement and all matters arising out of or relating to this Agreement shall be governed by the laws of the State of North Carolina, excluding its conflict of law provisions. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the applicable court in Iredell County, North Carolina and each party submits to the jurisdiction of such courts. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

I. **Notices.** All notices required to be sent hereunder shall be in writing and shall be deemed to have been given upon (i) the date sent by confirmed facsimile, as long as such facsimile are followed by at least one (1) original copy sent by a nationally recognized courier service, (ii) on the date it was delivered by courier, or (iii) if by certified mail return receipt requested, on the date received, to the addresses set forth above and to the attention of the signatories of this Agreement and the relevant Schedule, or to such other address or individual as the parties may specify from time to time by written notice to the other party.

J. **Injunctive Relief.** Each party acknowledges and agrees that in the event of a material breach of this Agreement, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement.

K. **Severability.** In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

L. **Waiver.** The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for breach of confidentiality and non-payments of amounts owed hereunder, no action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued.

M. **Force Majeure.** Each party will be excused from performance for any period during which, and to the extent that, it or its subcontractor(s) is prevented from performing any obligation or service, in whole or in part, as a result of causes beyond its reasonable control, and without its fault or negligence including without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, communication line failures, and power failures, etc.

N. **Successors and Assigns:** All provisions of the Agreement and Addendum, if any, shall be binding upon, inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the parties.

O. **Delivery.** All Services provided hereunder shall be delivered pursuant to the Schedule. Nothing in this Section shall be deemed to transfer title to, or provide a party with any rights in, the Services, except as specifically provided in this Agreement.

P. **Export Controls.** The parties agree to comply fully with all relevant export laws and regulations of the United States, including but not limited to the U.S. Export Administration Regulations (collectively, "U.S. Export Controls"). Without limiting the generality of the foregoing, each party expressly agrees that it shall not, and shall cause its representatives to agree not to, export, directly or indirectly, re-export, divert, or transfer Services provided hereunder or any direct product thereof to any destination, company or person restricted or prohibited by U.S. Export Controls.

Q. **Relationship Between the Parties.** The parties are independent contractors; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

R. **Use of Name/Marks.** Neither party shall advertise, market or otherwise make known to others any information relating to the services performed under this Agreement, including mentioning or implying the name of the other party, or any of its personnel, without first obtaining the prior written consent of such other party. The parties recognize that they have no right, title or interest, propriety or otherwise, in or to the name or any logo, copyright, service mark or trademark owned or licensed by the other party.

S. **Entire Agreement.** This Agreement, together with the attached exhibits which are incorporated by reference, constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement and such exhibits. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

T. **Counterparts and Exchanges by Fax.** This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (scanned document) or fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

The Effective Date of this Agreement shall be November 16, 2018.

IN WITNESS WHEREOF, the parties, through their respective duly authorized and acting representatives, have executed this Agreement to be effective in accordance with the terms as set forth herein.

COMPANY: BDB ENTERTAINMENT GROUP, INC.		CUSTOMER: MAJOR LEAGUE FOOTBALL, INC.	
Signature:	[signature]	Signature:	[signature]
Name:	William L. Lyons	Name:	Francis J Murtha
Title:	Secretary Treasurer	Title:	SR EXV.P / Acting President
Date:	11-30-18	Date:	11/30/18

EXHIBIT A

MASTER BUSINESS AGREEMENT SCHEDULE

MARKETING AND COMMUNICATIONS

THIS SCHEDULE hereby incorporates the terms of the Agreement between Company and Customer. To the extent that the terms of the Agreement between the parties are in conflict with the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Where applicable, the defined terms in the Agreement shall have the same meaning in this Schedule. All monetary denominations shall be in United States dollars.

COMPANY NAME: BDB ENTERTAINMENT GROUP, INC., A NORTH CAROLINA CORPORATION

CUSTOMER NAME: MAJOR LEAGUE FOOTBALL

EFFECTIVE DATE OF MASTER BUSINESS AGREEMENT: NOVEMBER 16, 2018

COMMENCEMENT DATE OF THIS SCHEDULE: Upon Receipt of the first Three Million Dollars ($3,000,000.00) of Investment Funds

TERMINATION DATE OF THIS SCHEDULE: SEPTEMBER 30, 2019

1. **Term and Termination:** The term of this Schedule shall commence on the Commencement Date and expire on the Termination Date, unless otherwise extended by mutual written agreement. The Early Termination Fee for this Schedule is the amount due for the next quarterly agreed upon payment, provided that payment is not due within 30 days. If the next quarterly payment is due within 30 days, that payment, as well as the next quarterly payment shall be due.

2. **Scope of Services:**

   A. Description of Services:

   i. Help develop a general Marketing Strategy by December 15, 2018 for the 2018/2019 fiscal year to best benefit Customer and its display of games, shows, teams and players, as well as to drive shareholder value up

   ii. Build and help execute the launch strategy

   iii. Help build and help execute the marketing and communications strategy for the league

   iv. Help build and help execute the marketing and communications strategy for the teams

   v. Help identify, screen and hire agency partners that will be working directly for Customer, but managed by the Company

   vi. Help organize the basic marketing material for use by Customer and Company with graphics group

   vii. Help develop the Merchandise plan

   viii. Work with Customer to develop the OTT and Television strategy

   ix. Help develop and direct the websites (league and teams)

   x. Work with public relations to build brand, brand awareness and messaging through all media outlets

   xi. Contribute to development of the social media position and integration across all platforms

   xii. Work with both domestic and international partners for all of the above

   xiii. Find the most productive and connected agencies with developmental experience

Timeline and Milestones:

As indicated above or as directed by Company and to be outlined in the annual Marketing Plan.

3. **Acceptance Criteria:**

All Company services and materials shall be performed and prepared to Customer's reasonable satisfaction.

Project Management: Company's performance hereunder will be performed under the general supervision and at the request of Customer's employees as follows: Major League Football, Frank Murtha, President, or JJ Coyne, VP of Project Management, or other person as agreed by Customer and Company. Customer's performance hereunder will be performed under the general supervision and at the request of Company's employee as follows: William Lyons or Dan Patin. Project and program performance will be formally reviewed through, at a minimum, weekly meetings held in person or via teleconference at the

Customer's discretion, between the above point persons. As business priorities necessitate the rescheduling of set weekly meetings, the replacement meeting should occur within 3 working days of the originally intended date.

4. Management Retainer and Payment:

A Retainer shall be paid to Company by Customer quarterly, with the payment schedule described below. This Retainer is for a period of Eleven (11) Months and is in effect from November 16th 2018 until September 30th, 2019. The option for any additional years will be negotiated by July 30th, 2019. An early termination fee does apply (see above)

Upon Receipt of the first Three Million Dollars ($3,000,000.00) of Investment Funds

	$20,000.00 plus 240,000 shares of stock valued at ten cents ($.10) per share
January 1, 2019	$25,000.00
April 1, 2019	$10,000.00
July 1, 2019	$10,000.00

Payment Payments shall be made five (5) days after receipt of invoice from the Company. Payments for reimbursement of expenses shall be made within ten (10) days. All payments will be paid either by wire transfer to the bank account designated by Company. Any Expenses that Company expects reimbursement on must be approved by Customer before the Expense is made. Expense reimbursement shall be made on an actual cost basis for hotel, travel, car rental, mileage, parking and tolls, Sixty Dollars ($60) per diem, shipping, printing, and any other necessary approved or required expenses. During the term of this Schedule, Company shall bear all costs and expenses incidental to the ongoing cost of doing business, including, but not limited to secretarial, clerical and facilities-based telephone charges.

SCHEDULE ACCEPTED AND ACKNOWLEDGED:

COMPANY: BDB ENTERTAINMENT GROUP, INC

Signature: [signature]

Name: William G. Lyons

Title: Secretary Treasurer

Date: 11-30-18

CUSTOMER: MAJOR LEAGUE FOOTBALL, INC.

Signature: [signature]

Name: Francis J Murtha

Title: SR EX V.P / Acting President

Date: 11/30/18

EXHIBIT B

MASTER BUSINESS AGREEMENT SCHEDULE

SPONSORSHIP DEVELOPMENT AND SALES

THIS SCHEDULE hereby incorporates the terms of the Agreement between Company and Customer. To the extent that the terms of the Agreement between the parties are in conflict with the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Where applicable, the defined terms in the Agreement shall have the same meaning in this Schedule. All monetary denominations shall be in United States dollars.

COMPANY NAME: BDB ENTERTAINMENT GROUP, INC., A NORTH CAROLINA CORPORATION

CUSTOMER NAME: MAJOR LEAGUE FOOTBALL

EFFECTIVE DATE OF MASTER BUSINESS AGREEMENT: NOVEMBER 16, 2018

COMMENCEMENT DATE OF THIS SCHEDULE: Upon Receipt of the first Three Million Dollars ($3,000,000.00) of Investment Funds

TERMINATION DATE OF THIS SCHEDULE: SEPTEMBER 30, 2019

1. **Term and Termination:** The term of this Schedule shall commence on the Commencement Date and expire on the Termination Date, unless otherwise extended by mutual written agreement. The Early Termination Fee for this Schedule is the amount due for the next quarterly agreed upon payment, provided that payment is not due within 30 days. If the next quarterly payment is due within 30 days, that payment, as well as the next quarterly payment shall be due.

2. **Scope of Services:**

   A. **Description of Services:**

      i. Deliver a general Sponsorship Strategy by December 15, 2018 for the 2018/2019 fiscal year
      ii. Identify Assets – League, Team and Venue
      iii. Research and create valuation on assets
      iv. Develop Target Lists
      v. Organize basic sponsorship marketing material for use by Customer and Company with graphics group
      vi. Identify and screen potential agency partners and sales people to be hired by Customer (managed by Company)
      vii. Negotiate Terms and Deal Points, submit to Customer for approval, and get the contracts executed
      viii. Build a cross-promotional plan for team/league
      ix. Build the promotional plan for sponsors and games/shows on air
      x. Work with Customer Purchasing to develop a list of current vendors and customers where there may be an opportunity to build either or both a sponsorship relationship and an increased business relationship
      xi. Execute search for sales associates for both League and Team levels
      xii. Coordinate execution of agreement (contracts to be created and approved by Customer)
      xiii. Manage the Sponsorship elements throughout the term of the agreement

Timeline and Milestones:

As indicated above or as directed by Company and to be outlined in the annual Sponsorship Plan.

3. **Acceptance Criteria:**

All Company services and materials shall be performed and prepared to Customer's reasonable satisfaction.

Project Management: Company's performance hereunder will be performed under the general supervision and at the request of Customer's employees as follows: Major League Football, Frank Murtha, President, or JJ Coyne, VP of Project Management, or other person as agreed by Customer and Company. Customer's performance hereunder will be performed under the general supervision and at the request of Company's employee as follows: William Lyons or Dan Patin. Project and program performance will be formally reviewed through, at a minimum, weekly meetings held in person or via teleconference at the Customer's discretion, between the above point persons. As business priorities necessitate the rescheduling of set weekly meetings, the replacement meeting should occur within 3 working days of the originally intended date.

4. **Management Retainer and Payment:**

A Retainer shall be paid to Company by Customer quarterly, with the payment schedule described below. This Retainer is for a period of Eleven (11) Months and is in effect from November 16th 2018 until September 30th, 2019. The option for any additional years will be negotiated by July 30th, 2019. An early termination fee does apply (see above)

Upon Receipt of the first Three Million Dollars ($3,000,000.00) of Investment Funds

	$20,000.00 plus 240,000 shares of stock valued at ten cents ($.10) per share
January 1, 2019	$25,000.00
April 1, 2019	$10,000.00
July 1, 2019	$10,000.00

Payment Payments shall be made five (5) days after receipt of invoice from the Company. Payments for reimbursement of expenses shall be made within ten (10) days. All payments will be paid either by wire transfer to the bank account designated by Company. Any Expenses that Company expects reimbursement on must be approved by Customer before the Expense is made. Expense reimbursement shall be made on an actual cost basis for hotel, travel, car rental, mileage, parking and tolls, Sixty Dollars ($60) per diem, shipping, printing, and any other necessary approved or required expenses. During the term of this Schedule, Company shall bear all costs and expenses incidental to the ongoing cost of doing business, including, but not limited to secretarial, clerical and facilities-based telephone charges.

SCHEDULE ACCEPTED AND ACKNOWLEDGED:

COMPANY: BDB ENTERTAINMENT GROUP, INC.

Signature: [signature]

Name: William C. Lyons

Title: Secretary Treasurer

Date: 11-30-18

CUSTOMER: MAJOR LEAGUE FOOTBALL, INC.

Signature: [signature]

Name: Francis J Murtha

Title: SR. EX. V.P. / Acting President

Date: 11/30/18

Exhibit C

Master Business Agreement Schedule

Distribution of Broadcasts – Domestic and International

THIS SCHEDULE hereby incorporates the terms of the Agreement between Company and Customer. To the extent that the terms of the Agreement between the parties are in conflict with the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Where applicable, the defined terms in the Agreement shall have the same meaning in this Schedule. All monetary denominations shall be in United States dollars.

Company Name: BDB Entertainment Group, Inc., a North Carolina corporation

Customer Name: Major League Football

Effective Date of Master Business Agreement: November 16, 2018

Commencement Date of this Schedule: Upon Receipt of the first Three Million Dollars ($3,000,000.00) of Investment Funds
Termination Date of this Schedule: September 30, 2019

1. **Term and Termination:** The term of this Schedule shall commence on the Commencement Date and expire on the Termination Date, unless otherwise extended by mutual written agreement. The Early Termination Fee for this Schedule is the amount due for the next quarterly agreed upon payment, provided that payment is not due within 30 days. If the next quarterly payment is due within 30 days, that payment, as well as the next quarterly payment shall be due.
2. **Scope of Services:**

   A. Description of Services:

   i. Help develop and deliver a general Distribution Strategy by December 15, 2018 for the 2018/2019 fiscal year
   ii. Research all viable opportunities to display the Customer games and shows
   iii. Deliver that research to the leadership team with explanations and recommendations
   iv. Help determine what platforms, where and when
   v. Help negotiate those relationships and bring them to fruition
   vi. Identify and screen potential transmission and distribution partners to be hired by Customer (managed by Company)
   vii. Negotiate Terms and Deal Points, submit to Customer for approval, and get the contracts executed
   viii. Manage the network and distribution systems to assure dependable delivery

Timeline and Milestones:

As indicated above or as directed by Company and to be outlined in the annual Sponsorship Plan.

3. **Acceptance Criteria:**

All Company services and materials shall be performed and prepared to Customer's reasonable satisfaction.

Project Management: Company's performance hereunder will be performed under the general supervision and at the request of Customer's employees as follows: Major League Football, Frank Murtha, President, or JJ Coyne, VP of Project Management, or other person as agreed by Customer and Company. Customer's performance hereunder will be performed under the general supervision and at the request of Company's employee as follows: William Lyons or Dan Patin. Project and program performance will be formally reviewed through, at a minimum, weekly meetings held in person or via teleconference at the Customer's discretion, between the above point persons. As business priorities necessitate the rescheduling of set weekly meetings, the replacement meeting should occur within 3 working days of the originally intended date.

4. **Management Retainer and Payment:**

A Retainer shall be paid to Company by Customer quarterly, with the payment schedule described below. This Retainer is for a period of Eleven (11) Months and is in effect from November 16th 2018 until September 30th, 2019. The option for any additional years will be negotiated by July 30th, 2019. An early termination fee does apply (see above)

Upon Receipt of the first Three Million Dollars ($3,000,000.00) of Investment Funds

	$10,000.00 plus 120,000 shares of stock valued at ten cents ($.10) per share
January 1, 2019	$14,000.00
April 1, 2019	$4,000.00
July 1, 2019	$7,500.00

Payment Payments shall be made five (5) days after receipt of invoice from the Company. Payments for reimbursement of expenses shall be made within ten (10) days. All payments will be paid either by wire transfer to the bank account designated by Company. Any Expenses that Company expects reimbursement on must be approved by Customer before the Expense is made. Expense reimbursement shall be made on an actual cost basis for hotel, travel, car rental, mileage, parking and tolls, Sixty Dollars ($60) per diem, shipping, printing, and any other necessary approved or required expenses. During the term of this Schedule, Company shall bear all costs and expenses incidental to the ongoing cost of doing business, including, but not limited to secretarial, clerical and facilities-based telephone charges.

SCHEDULE ACCEPTED AND ACKNOWLEDGED:

COMPANY: BDB ENTERTAINMENT GROUP, INC.

Signature: [signature]

Name: William G. Lyons

Title: Secretary Treasurer

Date: 11-30-18

CUSTOMER: MAJOR LEAGUE FOOTBALL, INC.

Signature: [signature]

Name: Francis J Murtha

Title: SR. EX V.P. / Acting President

Date: 11/30/18

EXHIBIT D

MASTER BUSINESS AGREEMENT SCHEDULE

PRODUCTION AND SHOW CREATION

THIS SCHEDULE hereby incorporates the terms of the Agreement between Company and Customer. To the extent that the terms of the Agreement between the parties are in conflict with the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Where applicable, the defined terms in the Agreement shall have the same meaning in this Schedule. All monetary denominations shall be in United States dollars.

COMPANY NAME: **BDB ENTERTAINMENT GROUP, INC., A NORTH CAROLINA CORPORATION**

CUSTOMER NAME: **MAJOR LEAGUE FOOTBALL**

EFFECTIVE DATE OF MASTER BUSINESS AGREEMENT: NOVEMBER 16, 2018

COMMENCEMENT DATE OF THIS SCHEDULE: Upon Receipt of the first Three Million Dollars ($3,000,000.00) of Investment Funds

TERMINATION DATE OF THIS SCHEDULE: SEPTEMBER 30, 2019

1. **Term and Termination:** The term of this Schedule shall commence on the Commencement Date and expire on the Termination Date, unless otherwise extended by mutual written agreement. The Early Termination Fee for this Schedule is the amount due for the next quarterly agreed upon payment, provided that payment is not due within 30 days. If the next quarterly payment is due within 30 days, that payment, as well as the next quarterly payment shall be due.

2. **Scope of Services:**

   A. Description of Services:

   i. Help develop and deliver a general Production Standards and Strategy by December 15, 2018 for the 2018/2019 fiscal year

   ii. Evaluate the most advanced technology available and determine if it is viable for the Customer broadcasts

   iii. Work through all game related "bells and whistles" to create a "more exciting broadcast"

   iv. Work with Leadership and Coaches to make the approach to display the Customer's product as "the most interesting"

   v. Rebuild all of the budgets and find the best approach to be cost effective while not sacrificing quality or excitement

   vi. Work through all of the potential vendors and identify the most compatible to Customer's needs

   vii. Coordinate the graphics with Sponsorship and Marketing

   viii. Work with Leadership to identify the "Talent" for the shows and broadcasts

   ix. Create the "Standards" to which every broadcast must meet.

Timeline and Milestones:

As indicated above or as directed by Company and to be outlined in the annual Sponsorship Plan.

2. **Acceptance Criteria:**

All Company services and materials shall be performed and prepared to Customer's reasonable satisfaction.

Project Management: Company's performance hereunder will be performed under the general supervision and at the request of Customer's employees as follows: Major League Football, Frank Murtha, President, or JJ Coyne, VP of Project Management, or other person as agreed by Customer and Company. Customer's performance hereunder will be performed under the general supervision and at the request of Company's employee as follows: William Lyons or Dan Patin. Project and program performance will be formally reviewed through, at a minimum, weekly meetings held in person or via teleconference at the Customer's discretion, between the above point persons. As business priorities necessitate the rescheduling of set weekly meetings, the replacement meeting should occur within 3 working days of the originally intended date.

3. **Management Retainer and Payment:**

A Retainer shall be paid to Company by Customer quarterly, with the payment schedule described below. This Retainer is for a period of Eleven (11) Months and is in effect from November 16th 2018 until September 30th, 2019. The option for any additional years will be negotiated by July 30th, 2019. An early termination fee does apply (see above)

Upon Receipt of the first Three Million Dollars ($3,000,000.00) of Investment Funds

	$10,000.00 plus 240,000 shares of stock valued at ten cents ($.10) per share
January 1, 2019	$20,000.00
April 1, 2019	$ 6,000.00
July 1, 2019	$ 2,500.00

Payment Payments shall be made five (5) days after receipt of invoice from the Company. Payments for reimbursement of expenses shall be made within ten (10) days. All payments will be paid either by wire transfer to the bank account designated by Company. Any Expenses that Company expects reimbursement on must be approved by Customer before the Expense is made. Expense reimbursement shall be made on an actual cost basis for hotel, travel, car rental, mileage, parking and tolls, Sixty Dollars ($60) per diem, shipping, printing, and any other necessary approved or required expenses. During the term of this Schedule, Company shall bear all costs and expenses incidental to the ongoing cost of doing business, including, but not limited to secretarial, clerical and facilities-based telephone charges.

SCHEDULE ACCEPTED AND ACKNOWLEDGED:

COMPANY: BDB ENTERTAINMENT GROUP, INC.

Signature: [signature]

Name: William G. Lyons

Title: Secretary Treasurer

Date: 11-30-18

CUSTOMER: MAJOR LEAGUE FOOTBALL, INC.

Signature: [signature]

Name: FRANCIS J MURTHA

Title: SR. EX V.P / ACTING PRESIDENT

Date: 11/30/18